Filed Pursuant to Rule 433

Registration No. 333-232144

Fact Sheet | July 14, 2020 Issuer: Tenor: Barclays Bank PLC Approximately 5 years The S&P 500 Index (Bloomberg ticker: 'SPX <Index>') and the Dow Jones Industrial Average (Bloomberg ticker: 'INDU <Index>') and the NASDAQ 100 Stock Index (Bloomberg ticker: 'NDX <Index>') 1.75 70.00% of the Initial Value Hyp o th etica l Pa ymen t a t Ma tu rity Reference Assets: Upside Leverage Factor: Barrier Value: 06747Q7D3 / US06747Q7D39 The Closing Value of the Reference Assets on the Initial Valuation Date The Closing Value of the Reference Assets on the Final Valuation Date July 31, 2020 August 5, 2020 July 28, 2025 July 31, 2025 CUSIP / ISIN: Initial Value: Final Value: Initial Valuation Date: Issue Date: Final Valuation Date: Maturity Date: Selected Structure Definitions Payment at Maturity: If you hold the notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes equal to: • If the Final Value of the Least Performing Reference Asset is greater than or equal to its Initial Value, an amount calculated as follows: $1,000 + ($1,000 x Reference Asset Return of the Least Performing Reference Asset x Upside Leverage Factor) • If the Final Value of the Least Performing Reference Asset is less than its Initial Value, but greater than or equal to its Barrier Value, $1,000 per $1,000 principal amount note; or • If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, an amount calculated as follows: $1,000 + [$1,000 x (Reference Asset Return of the Least Performing Reference Asset)] If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will be fully exposed to the decline of the Least Performing Reference Asset from its initial value and may lose up to 100.00% of the principal amount of your notes at maturity. The performance of the Reference Assets from the Initial Value to the Final Value Reference Asset Return: All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated July 1, 2020 (the 'Pricing Supplement'). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment, including any payment at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and the exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement. Payment at Maturity -100% -90% -80% -70% -60% -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% Reference Asset Return Payment at Maturity Total Return on Notes 40.00% $1,700.00 70.00% 30.00% $1,525.00 52.50% 20.00% $1,350.00 35.00% 10.00% $1,175.00 17.50% 5.00% $1,087.50 8.75% 0.00% $1,000.00 0.00% -10.00% $1,000.00 0.00% -20.00% $1,000.00 0.00% -30.00% $1,000.00 0.00% -40.00% $600.00 -40.00% -50.00% $500.00 -50.00% -60.00% $400.00 -60.00% -100.00% $0.00 -100.00% $2,000 $1,800 $1,600 $1,400 $1,200 $1,000 $800 $600 $400 $200 $0 Reference Asset Return of the Least Performing Reference Asset Barrier SuperTrack Notes

Fact Sheet | July 14, 2020 Summary Characteristics of the Notes Summary Risk Considerations • Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 1.125% of the principal amount of the notes, or up to $11.25 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees. • Estimated Value Lower Than Issue Price—Our estimated value of the notes on the Initial Valuation Date is expected to be between $804.10 and $904.10 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information. • Potential for Significant Loss—The terms of the notes provide only for a partial return of principal, and you are not guaranteed any return of principal. If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will lose 1.00% of the principal amount of your notes for every 1.00% that the Reference Asset Return of the Least Performing Reference Asset falls below its Barrier Value. You may lose up to 100% of the principal amount of your notes. Any paymeny on the notes, including the repayment of principal, is subject tp the credit risk of Barclays Bank PLC. • Credit of Issuer—The notes are unsecured and unsubordinated debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any repayment of principal, under the terms of the notes. • U.K. Bail-In Power—Each holder and beneficial owner of notes acknowledges, accepts, and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information. • Historical Performance—The historical performance of the Reference Assets is not an indication of the future performance of the Reference Assets over the term of the notes. • Payment at Maturity Is Based Solely on the Closing Value on the Final Valuation Date—The Final Value and the Reference Asset Return will be based solely on the Closing Value of the Reference Assets on the Final Valuation Date (as compared to its Initial Value). Therefore, if the value of any Reference Asset drops on or before the Final Valuation Date, then the Payment at Maturity you may receive on the notes may be significantly less than it would have been had such payment been linked to such value(s) of the Reference Asset at any time prior to such drop. • Conflict of Interest—In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates play a variety of roles in connection with the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes. • Lack of Liquidity—The notes will not be listed on any securities exchange. There may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily. • Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06747Q7D3.pdf You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. Barrier SuperTrack Notes